Calculation of Filing Fee Tables
S-8
ONTO INNOVATION INC.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Other	Deferred Compensation Obligations (1)	457(a)	25,000,000	$ 1.00	$ 25,000,000.00	0.0001381	$ 3,452.50
Total Offering Amounts:						$ 25,000,000.00		$ 3,452.50
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 3,452.50
Offering Note
[1]	(1) The deferred compensation obligations are unsecured obligations of Onto Innovation Inc. to pay up to $25,000,000 of deferred compensation in the future in accordance with the terms of the Onto Innovation Nonqualified Deferred Compensation Plan (the "Plan"). (2) Calculated in accordance with Rule 457(h) of the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee and based on an estimate of the amount of compensation participants may defer under the Plan.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A